QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Attributed Financial Information for Tracking Stock Groups

        Our Liberty Interactive common stock is intended to reflect the separate performance of our Interactive Group which is comprised of our businesses engaged in video and on-line commerce, including our subsidiaries, QVC, Inc., Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, LLC and Celebrate Interactive Holdings, Inc. and our interests in Expedia, Inc., HSN, Inc., Interval Leisure Group, Inc. and Tree.com, Inc. Our Liberty Starz common stock is intended to reflect the separate performance of our Starz Group which primarily includes our wholly-owned subsidiary Starz, LLC. Our Liberty Capital common stock is intended to reflect the separate performance of our Capital Group which is comprised of all of our assets and businesses not attributed to the Interactive Group or the Starz Group.

        The following tables present our assets and liabilities as of June 30, 2011 and revenue, expenses and cash flows as of and for the three and six months ended June 30, 2011 and 2010. The tables further present our assets, liabilities, revenue, expenses and cash flows that are attributed to the Interactive Group, the Starz Group and the Capital Group, respectively. The financial information should be read in conjunction with our unaudited condensed consolidated financial statements for the six months ended June 30, 2011 included in this Quarterly Report on Form 10-Q.

        Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Interactive Group, the Starz Group and the Capital Group, our tracking stock structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty Interactive common stock, Liberty Starz common stock and Liberty Capital common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty Interactive common stock, Liberty Starz common stock and Liberty Capital common stock does not affect the rights of our creditors or creditors of our subsidiaries.

 SUMMARY ATTRIBUTED FINANCIAL DATA

Interactive Group

	June 30, 2011	December 31, 2010
	amounts in millions
Summary balance sheet data:
Current assets	$3,190	3,128
Investments in available-for-sale securities and other cost investments	$1,261	1
Investments in affiliates, accounted for using the equity method	$1,018	949
Total assets	$17,569	16,294
Long-term debt, including current portion	$6,430	5,180
Long-term deferred income tax liabilities	$2,657	2,582
Attributed net assets	$6,576	6,287

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	amounts in millions
Summary operations data:
Revenue	$2,245	2,053	4,404	4,078
Cost of sales	(1,398)	(1,284)	(2,775)	(2,578)
Operating expenses	(209)	(190)	(412)	(376)
Selling, general and administrative expenses(1)	(202)	(166)	(419)	(352)
Depreciation and amortization	(148)	(139)	(297)	(280)

Operating income	288	274	501	492
Interest expense	(107)	(163)	(217)	(310)
Share of earnings of affiliates, net	37	36	57	59
Realized and unrealized gains (losses) on financial instruments	89	7	10	32
Gains on disposition, net	—	—	—	364
Other income (expense), net	3	(20)	21	(46)
Income tax expense	(115)	(69)	(124)	(206)

Net earnings	195	65	248	385
Less net earnings attributable to noncontrolling interests	13	7	22	17

Net earnings attributable to Liberty Media Corporation shareholders	$182	58	226	368

(1)
Includes stock-based compensation of $14 million and $15 million for the three months ended June 30, 2011 and 2010, respectively, and $30 million and $37 million for the six months ended June 30, 2011 and 2010, respectively.

 SUMMARY ATTRIBUTED FINANCIAL DATA (Continued)

Starz Group

	June 30, 2011	December 31, 2010
	amounts in millions
Summary balance sheet data:
Current assets	$1,939	1,746
Total assets	$2,761	2,539
Long-term debt, including current portion	$42	105
Attributed net assets	$2,374	2,246

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	amounts in millions
Summary operations data:
Revenue	$403	311	795	618
Operating expenses	(234)	(172)	(429)	(337)
Selling, general and administrative expenses(1)	(56)	(39)	(132)	(84)
Depreciation and amortization	(5)	(4)	(10)	(9)

Operating income	108	96	224	188
Other income (expense), net	—	(1)	(2)	—
Income tax expense	(41)	(34)	(102)	(70)

Net earnings	67	61	120	118
Less net earnings attributable to noncontrolling interests	—	—	1	—

Net earnings attributable to Liberty Media Corporation shareholders	$67	61	119	118

(1)
Includes stock-based compensation of $4 million and $3 million for the three months ended June 30, 2011 and 2010, respectively, and $9 million and $9 million for the six months ended June 30, 2011 and 2010, respectively.

 SUMMARY ATTRIBUTED FINANCIAL DATA (Continued)

Capital Group

	June 30, 2011	December 31, 2010
	amounts in millions
Summary balance sheet data:
Current assets	$2,007	1,721
Investments in available-for-sale securities and other cost investments	$2,918	4,483
Total assets	$6,515	8,189
Long-term debt, including current portion	$750	2,033
Attributed net assets	$2,916	2,780

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	amounts in millions
Summary operations data:
Revenue	$135	200	716	366
Operating expenses	(98)	(196)	(296)	(301)
Selling, general and administrative expenses(1)	(36)	(66)	(67)	(181)
Legal settlement	—	—	7	—
Depreciation and amortization	(15)	(21)	(31)	(37)

Operating income (loss)	(14)	(83)	329	(153)
Interest expense	(1)	(10)	(7)	(33)
Share of losses of affiliates, net (note 3)	(22)	—	(50)	—
Realized and unrealized gains (losses) on financial instruments, net	54	(88)	175	55
Other income, net	24	50	49	57
Income tax (expense) benefit	(20)	46	(196)	11

Net earnings	21	(85)	300	(63)
Less net earnings attributable to noncontolling interests	(1)	(3)	(1)	(3)

Net earnings (losses) attributable to Liberty Media Corporation shareholders	$22	(82)	301	(60)

(1)
Includes stock-based compensation of $6 million and $3 million for the three months ended June 30, 2011 and 2010, respectively, and $12 million and $14 million for the six months ended June 30, 2011 and 2010, respectively.

BALANCE SHEET INFORMATION

June 30, 2011

(unaudited)

	Attributed (note 1)
	Interactive Group	Starz Group	Capital Group	Inter-group eliminations	Consolidated Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,312	1,035	1,067	—	3,414
Trade and other receivables, net	633	223	59	—	915
Inventory, net	1,103	—	—	—	1,103
Program rights	—	471	—	—	471
Short term marketable securities	48	132	192	—	372
Restricted cash	15	39	662	—	716
Other current assets	79	39	27	(24)	121

Total current assets	3,190	1,939	2,007	(24)	7,112

Investments in available-for-sale securities and other cost investments (note 2)	1,261	65	2,918	—	4,244
Investments in affiliates, accounted for using the equity method (note 3)	1,018	—	460	—	1,478
Property and equipment, net	1,044	99	132	—	1,275
Goodwill	6,017	132	201	—	6,350
Trademarks	2,513	—	—	—	2,513
Other non-amortizable intangibles	—	—	153	—	153
Intangible assets subject to amortization, net	2,444	17	126	—	2,587
Deferred tax assets	—	—	243	(243)	—
Other assets, at cost, net of accumulated amortization	82	509	275	—	866

Total assets	$17,569	2,761	6,515	(267)	26,578

Liabilities and Equity
Current liabilities:
Accounts payable	$528	6	10	—	544
Accrued liabilities	601	240	42	—	883
Intergroup payable (receivable)	26	(26)	—	—	—
Financial instruments	1	—	1,166	—	1,167
Current portion of debt (note 4)	511	4	750	—	1,265
Current deferred tax liabilities	199	—	736	(24)	911
Deferred revenue	106	24	81	—	211
Other current liabilities	75	9	31	—	115

Total current liabilities	2,047	257	2,816	(24)	5,096

Long-term debt (note 4)	5,919	38	—	—	5,957
Long-term financial instruments	88	—	—	—	88
Deferred income tax liabilities	2,657	51	—	(243)	2,465
Deferred revenue	13	—	535	—	548
Other liabilities	168	45	249	—	462

Total liabilities	10,892	391	3,600	(267)	14,616
Equity/Attributed net assets	6,576	2,374	2,916	—	11,866
Noncontrolling interests in equity of subsidiaries	101	(4)	(1)	—	96

Total liabilities and equity	$17,569	2,761	6,515	(267)	26,578

STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION

Three months ended June 30, 2011

(unaudited)

	Attributed (note 1)
	Interactive Group	Starz Group	Capital Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$2,245	—	—	2,245
Communications and programming services	—	403	135	538

	2,245	403	135	2,783

Operating costs and expenses:
Cost of sales	1,398	—	—	1,398
Operating	209	234	98	541
Selling, general and administrative, including stock-based compensation (note 5)	202	56	36	294
Depreciation and amortization	148	5	15	168

	1,957	295	149	2,401

Operating income	288	108	(14)	382
Other income (expense):
Interest expense	(107)	(2)	(1)	(110)
Share of earnings (losses) of affiliates, net (note 3)	37	—	(22)	15
Realized and unrealized gains on financial instruments, net	89	—	54	143
Other, net	3	2	24	29

	22	—	55	77

Earnings before income taxes	310	108	41	459
Income tax expense	(115)	(41)	(20)	(176)

Net earnings	195	67	21	283
Less net earnings (losses) attributable to noncontrolling interests	13	—	(1)	12

Net earnings attributable to Liberty Media Corporation shareholders	$182	67	22	271

Net earnings	$195	67	21	283

Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	22	—	2	24
Unrealized holding losses arising during the period	—	—	(3)	(3)
Recognition of previously unrealized (gains) losses on available-for-sale securities, net	—	(1)	9	8
Share of other comprehensive earnings of equity affiliates	1	—	4	5

Other comprehensive earnings (loss)	23	(1)	12	34

Comprehensive earnings	218	66	33	317
Less comprehensive earnings (losses) attributable to the noncontrolling interests	16	—	(1)	15

Comprehensive earnings attributable to Liberty Media Corporation shareholders	$202	66	34	302

STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION

Three months ended June 30, 2010

(unaudited)

	Attributed (note 1)
	Interactive Group	Starz Group	Capital Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$2,053	—	—	2,053
Communications and programming services	—	311	200	511

	2,053	311	200	2,564

Operating costs and expenses:
Cost of sales	1,284	—	—	1,284
Operating	190	172	196	558
Selling, general and administrative, including stock-based compensation (note 5)	166	39	66	271
Depreciation and amortization	139	4	21	164

	1,779	215	283	2,277

Operating income (loss)	274	96	(83)	287
Other income (expense):
Interest expense	(163)	(1)	(10)	(174)
Intergroup interest income (expense)	1	—	(1)	—
Share of earnings of affiliates, net (note 3)	36	—	3	39
Realized and unrealized gains (losses) on financial instruments, net	7	—	(88)	(81)
Gains on dispositions, net	—	—	25	25
Other, net	(21)	—	23	2

	(140)	(1)	(48)	(189)

Earnings (loss) before income taxes	134	95	(131)	98
Income tax (expense) benefit	(69)	(34)	46	(57)

Net earnings (loss)	65	61	(85)	41
Less net earnings (loss) attributable to the noncontrolling interests	7	—	(3)	4

Net earnings (loss) attributable to Liberty Media Corporation shareholders	$58	61	(82)	37

Net earnings (loss)	$65	61	(85)	41

Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	(50)	—	—	(50)
Unrealized holding losses arising during the period	(6)	—	(61)	(67)
Recognition of previously unrealized gains on available-for-sale securities, net	(1)	—	(13)	(14)
Share of other comprehensive loss of equity affiliates	(6)	—	—	(6)
Other, net	12	—	—	12

Other comprehensive loss	(51)	—	(74)	(125)

Comprehensive earnings (loss)	14	61	(159)	(84)
Less comprehensive earnings attributable to the noncontrolling interests	14	—	(3)	11

Comprehensive earnings (loss) attributable to Liberty Media Corporation shareholders	$—	61	(156)	(95)

STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS INFORMATION

Six months ended June 30, 2011

(unaudited)

	Attributed (note 1)
	Interactive Group	Starz Group	Capital Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$4,404	—	—	4,404
Communications and programming services	—	795	716	1,511

	4,404	795	716	5,915

Operating costs and expenses:
Cost of sales	2,775	—	—	2,775
Operating	412	429	296	1,137
Selling, general and administrative including stock-based compensation (notes 1 and 5)	419	132	67	618
Legal settlement	—	—	(7)	(7)
Depreciation and amortization	297	10	31	338

	3,903	571	387	4,861

Operating income (loss)	501	224	329	1,054
Other income (expense):
Interest expense	(217)	(3)	(7)	(227)
Share of earnings (losses) of affiliates, net	57	—	(50)	7
Realized and unrealized gains on financial instruments, net	10	1	175	186
Other, net	21	—	49	70

	(129)	(2)	167	36

Earnings before income taxes	372	222	496	1,090
Income tax expense (note 6)	(124)	(102)	(196)	(422)

Net earnings	248	120	300	668
Less net earnings (loss) attributable to the noncontrolling interests	22	1	(1)	22

Net earnings attributable to Liberty Media Corporation shareholders	$226	119	301	646

Net earnings	$248	120	300	668

Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	70	—	2	72
Unrealized holding losses arising during the period	—	—	(27)	(27)
Recognition of previously unrealized (gains) losses on available-for-sale securities, net	—	(7)	9	2
Share of other comprehensive loss of equity affiliates	4	—	4	8
Other	—	1	—	1

Other comprehensive earnings (loss)	74	(6)	(12)	56

Comprehensive earnings	322	114	288	724
Less comprehensive earnings (loss) attributable to the noncontrolling interests	22	1	(1)	22

Comprehensive earnings attributable to Liberty Media Corporation shareholders	$300	113	289	702

STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS INFORMATION

Six months ended June 30, 2010

(unaudited)

	Attributed (note 1)
	Interactive Group	Starz Group	Capital Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$4,078	—	—	4,078
Communications and programming services	—	618	366	984

	4,078	618	366	5,062

Operating costs and expenses:
Cost of sales	2,578	—	—	2,578
Operating	376	337	301	1,014
Selling, general and administrative including stock-based compensation (notes 1 and 5)	352	84	181	617
Depreciation and amortization	280	9	37	326

	3,586	430	519	4,535

Operating income (loss)	492	188	(153)	527
Other income (expense):
Interest expense	(310)	(1)	(33)	(344)
Intergroup interest income (expense)	(3)	2	1	—
Share of earnings (losses) of affiliates, net	59	—	(11)	48
Realized and unrealized gains (losses) on financial instruments, net	32	(1)	55	86
Gains on dispositions, net	364	—	24	388
Other, net	(43)	—	43	—

	99	—	79	178

Earnings (loss) before income taxes	591	188	(74)	705
Income tax (expense) benefit (note 6)	(206)	(70)	11	(265)

Net earnings (loss)	385	118	(63)	440
Less net earnings (loss) attributable to the noncontrolling interests	17	—	(3)	14

Net earnings (loss) attributable to Liberty Media Corporation shareholders	$368	118	(60)	426

Net earnings (loss)	$385	118	(63)	440

Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	(102)	—	—	(102)
Unrealized holding gains (losses) arising during the period	29	—	(31)	(2)
Recognition of previously unrealized gains on available-for-sale securities, net	(113)	—	(13)	(126)
Share of other comprehensive loss of equity affiliates	(1)	—	—	(1)
Reattribution of other comprehensive income between tracking stocks	(30)	—	30	—
Other	25	—	—	25

Other comprehensive loss	(192)	—	(14)	(206)

Comprehensive earnings (loss)	193	118	(77)	234
Less comprehensive earnings attributable to the noncontrolling interests	23	—	(3)	20

Comprehensive earnings (loss) attributable to Liberty Media Corporation shareholders	$170	118	(74)	214

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2011

(unaudited)

	Attributed (note 1)
	Interactive Group	Starz Group	Capital Group	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings	$248	120	300	668
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	297	10	31	338
Stock-based compensation	30	9	12	51
Cash payments for stock based compensation	(2)	(6)	(3)	(11)
Noncash interest expense	4	2	(1)	5
Share of losses (earnings) of affiliates, net	(57)	—	50	(7)
Cash receipts from return on equity investments	10	—	—	10
Realized and unrealized gains (losses) on financial instruments, net	(10)	(1)	(175)	(186)
Intergroup tax allocation	96	60	(156)	—
Intergroup tax payments	(138)	(4)	142	—
Deferred income tax (benefit) expense	(38)	37	180	179
Other noncash charges (credits), net	(20)	57	(383)	(346)
Changes in operating assets and liabilities
Current and other assets	230	(173)	(42)	15
Payables and other current liabilities	(302)	70	142	(90)

Net cash provided by operating activities	348	181	97	626

Cash flows from investing activities:
Investments in and loans to cost and equity investees	(7)	—	(82)	(89)
Repayment of loan by cost and equity investees	—	—	189	189
Capital expended for property and equipment	(103)	(2)	(4)	(109)
Net sales (purchases) of short term investments	(48)	46	143	141
Net increase in restricted cash	—	(11)	(134)	(145)
Reattribution of cash	264	—	(264)	—
Other investing activities, net	1	(1)	—	—

Net cash provided (used) by investing activities	107	32	(152)	(13)

Cash flows from financing activities:
Borrowings of debt	192	1	—	193
Repayments of debt	(393)	(57)	(1)	(451)
Repurchases of Liberty common stock	—	—	(96)	(96)
Other financing activities, net	(42)	—	7	(35)

Net cash used by financing activities	(243)	(56)	(90)	(389)

Effect of foreign currency rates on cash	11	—	—	11

Net increase (decrease) in cash and cash equivalents	223	157	(145)	235
Cash and cash equivalents at beginning of period	1,089	878	1,212	3,179

Cash and cash equivalents at end period	$1,312	1,035	1,067	3,414

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2010

(unaudited)

	Attributed (note 1)
	Interactive Group	Starz Group	Capital Group	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings	$385	118	(63)	440
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	280	9	37	326
Stock-based compensation	37	9	14	60
Cash payments for stock based compensation	(11)	(29)	—	(40)
Noncash interest expense	49	—	1	50
Share of losses (earnings) of affiliates, net	(59)	—	11	(48)
Cash receipts from return on equity investments	10	—	—	10
Realized and unrealized gains (losses) on financial instruments, net	(32)	1	(55)	(86)
Gains on disposition of assets, net	(364)	—	(24)	(388)
Intergroup tax allocation	99	57	(156)	—
Intergroup tax payments	(190)	17	173	—
Deferred income tax expense	66	12	28	106
Other noncash charges, net	31	12	69	112
Changes in operating assets and liabilities
Current and other assets	241	(72)	(81)	88
Payables and other current liabilities	(342)	70	173	(99)

Net cash provided by operating activities	200	204	127	531

Cash flows from investing activities:
Cash proceeds from dispositions	459	29	30	518
Proceeds (payments) related to settlement of financial instruments	(31)	—	750	719
Investments in and loans to cost and equity investees	—	—	(257)	(257)
Repayment of loan by equity investee	—	—	98	98
Capital expended for property and equipment	(123)	(1)	(5)	(129)
Net purchases of short term investments	—	(137)	(170)	(307)
Net (increase) decrease in restricted cash	1	(20)	(11)	(30)
Reattribution of cash	807	—	(807)	—
Other investing activities, net	(8)	—	6	(2)

Net cash provided (used) by investing activities	1,105	(129)	(366)	610

Cash flows from financing activities:
Borrowings of debt	1,048	—	88	1,136
Repayments of debt	(1,763)	(2)	(973)	(2,738)
Intergroup debt borrowings/(repayments)	(316)	158	158	—
Repurchases of Liberty common stock	—	(40)	(286)	(326)
Other financing activities, net	(43)	(39)	155	73

Net cash provided (used) by financing activities	(1,074)	77	(858)	(1,855)

Effect of foreign currency rates on cash	(15)	—	—	(15)

Net increase (decrease) in cash and cash equivalents	216	152	(1,097)	(729)
Cash and cash equivalents at beginning of period	884	794	3,157	4,835

Cash and cash equivalents at end period	$1,100	946	2,060	4,106

Notes to Attributed Financial Information

(unaudited)

(1)
The assets attributed to our Interactive Group include our consolidated subsidiaries QVC, Inc., Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, LLC and Celebrate Interactive Holdings, Inc., and our interests in GSI Commerce, Inc., Expedia, Inc., HSN, Inc., Interval Leisure Group, Inc. and Tree.com, Inc. Accordingly, the accompanying attributed financial information for the Interactive Group includes our investments in Expedia, HSN, Interval and Lending Tree, as well as the assets, liabilities, revenue, expenses and cash flows of QVC, Provide, Backcountry, Bodybuilding and Celebrate. We have also attributed certain of our debt obligations (and related interest expense) to the Interactive Group based upon a number of factors, including the cash flow available to the Interactive Group and its ability to pay debt service and our assessment of the optimal capitalization for the Interactive Group. The specific debt obligations attributed to each of the Interactive Group, the Starz Group and the Capital Group are described in note 4 below. In addition, we have allocated certain corporate general and administrative expenses among the Interactive Group, the Starz Group and the Capital Group as described in note 5 below.

  The Interactive Group focuses on video and on-line commerce businesses. Accordingly, we expect that businesses that we may acquire in the future that we believe are complementary to this strategy will also be attributed to the Interactive Group.

  The Starz Group consists primarily of our subsidiary Starz, LLC and approximately $1,035 million of cash, including subsidiary cash. Accordingly, the accompanying attributed financial information for the Starz Group includes these investments and the assets, liabilities, revenue, expenses and cash flows of that consolidated subsidiaries.

  The Starz Group focuses primarily on video programming. Accordingly, we expect that businesses we may acquire in the future that we believe are complementary to this strategy will also be attributed to the Starz Group.

  The Capital Group consists of all of our businesses not included in the Interactive Group or the Starz Group, including our consolidated subsidiaries Atlanta National League Baseball Club, Inc. and TruePosition, Inc. and certain cost and equity investments. Accordingly, the accompanying attributed financial information for the Capital Group includes these investments and the assets, liabilities, revenue, expenses and cash flows of these consolidated subsidiaries. In addition, we have attributed to the Capital Group all of our notes and debentures (and related interest expense) that have not been attributed to the Interactive Group or the Starz Group. See note 4 below for the debt obligations attributed to the Capital Group.

  On February 25, 2010, Liberty announced that its board of directors had resolved to effect the following changes in attribution between the Capital Group and the Interactive Group, effective immediately (the "February Reattribution"):

  •
  the change in attribution from the Interactive Group to the Capital Group of Liberty's 14.6% ownership interest in Live Nation Entertainment, Inc.;

  •
  the change in attribution from the Capital Group to the Interactive Group of the following debt securities:

  •
  $469 million in principal amount of 4% Exchangeable Senior Debentures due 2029 (the "2029 Exchangeables");

  •
  $460 million in principal amount of 3.75% Exchangeable Senior Debentures due 2030 (the "2030 Exchangeables"); and

Notes to Attributed Financial Information (Continued)

(unaudited)

    •
    $492 million in principal amount of 3.5% Exchangeable Senior Debentures due 2031 (the "2031 Exchangeables", and together with the 2029 Exchangeables and the 2030 Exchangeables, the "Exchangeable Notes");

  •
  the change in attribution from the Capital Group to the Interactive Group of approximately $830 million in net taxable income to be recognized ratably in tax years 2014 through 2018 as a result of the cancellation in April 2009 of $400 million in principal amount of 2029 Exchangeables and $350 million in principal amount of 2030 Exchangeables; and

  •
  the change in attribution from the Capital Group to the Interactive Group of $807 million in cash.

  The Liberty Media board determined that the February Reattribution would enable the Interactive Group to obtain long-term debt financing on better terms than would have been available to it in the capital markets at that time and improve the liquidity of the Interactive Group. In addition, the Interactive Group's generation of meaningful taxable income would better position it to utilize more directly and efficiently the tax benefits associated with the Exchangeable Notes. Previously, the Interactive Group was using these tax benefits, which were then attributed to the Capital Group, and compensating the Capital Group for such use. Lastly, the Liberty Media board believed that Liberty Media's equity interests in Live Nation Entertainment should be reattributed to the Capital Group in order to position it to take advantage of potential synergies associated with the Capital Group's interests in Sirius XM Radio.

  In establishing the terms of the February Reattribution, the Liberty Media board reviewed, among other things, (i) a range of estimated values for the Exchangeable Notes (between $482 million and $526 million), which took into account the trading prices of the Exchangeable Notes and their unique tax attributes, among other things, and (ii) the estimated value of Liberty Media's equity interests in Live Nation Entertainment (approximately $298 million), which was based on the $12 per share offer price in Liberty Media's tender offer for additional shares of Live Nation during February 2010. Consistent with Liberty Media's Management and Allocation Policies, the Liberty Media board determined that the exchange of assets and liabilities between the two groups in the February Reattribution was completed on a fair value basis.

  Liberty has reflected the February Reattribution prospectively. This change in attribution had no effect on the balance sheet and results of operations attributed to the Starz Group.

  On September 16, 2010, Liberty Media's board of directors approved a change in attribution of Liberty Media's interest in Starz Media, LLC along with $15 million in cash from the Capital Group to the Starz Group, effective September 30, 2010 (the "Starz Media Reattribution"). As a result of the Starz Media Reattribution, an intergroup payable of approximately $54.9 million owed by the Capital Group to the Starz Group has been extinguished, and its Starz Group has become attributed with approximately $53.7 million in bank debt, interest rate swaps and any shutdown costs associated with the winding down of the Overture Films business. Notwithstanding the Starz Media Reattribution, the board determined that certain tax benefits relating to the operation of the Starz Media, LLC business by the Capital Group that may be realized from any future sale or other disposition of that business by the Starz Group will remain attributed to the Capital Group.

  The Starz Media Reattribution enabled the Starz Group to acquire the complementary Starz Media business. Starz Entertainment had been engaging in mutually beneficial content distribution and programming arrangements with Starz Media, and it was inefficient for these arrangements to be treated as inter-group transactions. Accordingly, the Liberty Media board reattributed Starz

Notes to Attributed Financial Information (Continued)

(unaudited)

  Media, and its related debt, from the Capital Group to the Starz Group. This also enabled the Capital Group to repay indebtedness it owed to the Starz Group without using any of its cash reserves.

  In establishing the terms of the Starz Reattribution, the Liberty Media board considered, among other things, (i) a range of estimated values for the Starz Media assets (between $95 million and $122 million), (ii) the $53.7 million in Starz Media liabilities to be assumed and (iii) the $54.9 million payable owed by the Capital Group to the Starz Group. Consistent with Liberty Media's Management and Allocation Policies, the Liberty Media board determined that the exchange of assets and liabilities between the two groups in the Starz Reattribution was completed on a fair value basis.

  Liberty has reflected the Starz Media Reattribution prospectively. This change in attribution has no impact on the balance sheet and results of operations attributed to the Interactive Group.

  On February 9, 2011, Liberty Media's Board of Directors approved the change in attribution of (i) approximately $1.138 billion principal amount of Liberty Media LLC's 3.125% Exchangeable Senior Debentures due 2023 (the "TWX Exchangeable Notes"), (ii) 21,785,130 shares of Time Warner Inc. common stock, 5,468,254 shares of Time Warner Cable Inc. common stock and 1,980,425 shares of AOL, Inc. common stock, which collectively represent the basket of securities into which the TWX Exchangeable Notes are exchangeable (the "Basket Securities") and (iii) $263.8 million in cash from the Capital Group to the Interactive Group, effective immediately (the "TWX Reattribution"). The TWX Reattribution had no effect on the assets and liabilities attributed to the Starz Group, nor did it effect any change to the obligor of the TWX Exchangeable Notes, which remains Liberty Media LLC.

  The Liberty Media board determined to effect the TWX Reattribution in light of the proposed split-off, to eliminate ambiguity regarding the terms of this reattribution and to better align the TWX Exchangeable Notes with the tracking stock group that has the strongest cashflow generation. The reattribution of the TWX Exchangeable Notes was necessary to complete the pending proposed split-off because the obligor thereunder, Liberty Media LLC, will remain with Liberty Media following that split-off. The Liberty Media board believed that waiting to complete this reattribution until an unknowable time when the conditions to the split-off would be satisfied was creating confusion in the marketplace over the terms of the pending reattribution, including the amount of cash to be reattributed. In addition, and irrespective of the split-off, the Liberty Media board believes the Interactive Group is best positioned to fulfill the obligations under the Exchangeable Notes given its strong cash flow and solid credit position. Accordingly, the Liberty Media board decided to complete the TWX Reattribution at its February 9, 2011 board meeting.

  In establishing the terms of the TWX Reattribution, the Liberty Media board reviewed, among other things, (i) the principal amount of the TWX Exchangeable Notes, (ii) a range of values for tax liabilities associated with the delivery of the Basket Securities (between $162 million and $168 million), (iii) a range of values in payment for the risk that the Basket Securities are worth less than the face amount of the TWX Exchangeable Notes at the first date on which the TWX Exchangeable Notes can be redeemed, which is March 30, 2013 (between $36 million to $55 million), and (iv) the estimated value of the Basket Securities, using closing market prices on February 8, 2011 ($1.2 billion in the aggregate).

  Any businesses that we may acquire in the future that are not attributed to the Interactive Group or the Starz Group will be attributed to the Capital Group.

Notes to Attributed Financial Information (Continued)

(unaudited)

  While we believe the allocation methodology described above is reasonable and fair to each group, we may elect to change the allocation methodology in the future. In the event we elect to transfer assets or businesses from one group to the other, such transfer would be made on a fair value basis and would be accounted for as a short-term loan unless our board of directors determines to account for it as a long-term loan or through an inter-group interest.

(2)
Investments in available-for-sale securities, including non-strategic securities, and other cost investments are summarized as follows:

	June 30, 2011	December 31, 2010
	amounts in millions
Capital Group
Time Warner Inc.(b)	$453	1,101
Time Warner Cable Inc.(b)	244	567
Sprint Nextel Corporation(a)	248	301
Motorola Solutions(c)	341	471
Motorola Mobility(c)	143	—
Viacom, Inc.	387	301
Live Nation(d)	25	389
Century Link, Inc.(a)	148	248
Priceline	267	208
Other available-for-sale equity securities(a)	43	100
SIRIUS XM debt securities	389	384
Other available-for-sale debt securities	222	404
Other cost investments and related receivables	8	9

Total attributed Capital Group	2,918	4,483

Interactive Group
Time Warner Inc.(a)(b)	792	—
Time Warner Cable Inc.(a)(b)	427	—
Other	42	1

Total attributed Interactive Group	1,261	1

Starz Group
Other	65	67

Total attributed Starz Group	65	67

Consolidated Liberty	$4,244	4,551

(a)
Includes shares pledged as collateral for share borrowing arrangements.

(b)
As discussed in note 1, certain of these securities were reattributed from the Capital Group to the Interactive Group in the first quarter of 2011.

(c)
Effective January 4, 2011 Motorola, Inc. separated Motorola Mobility Holdings, Inc. in a 1 for 8 stock distribution. Motorola Inc. simultaneously completed a 1 for 7 reverse stock split and was renamed Motorola Solutions, Inc.

(d)
In June 2011 the Company acquired an additional 5.5 million shares of Live Nation for $58 million. The additional ownership requires the Company to account for the

Notes to Attributed Financial Information (Continued)

(unaudited)

  investment as an equity method affiliate. We continue to hold debt securities in Live Nation which are included in available-for-sale securities.

(3)
The following table presents information regarding certain equity method investments:

				Share of earnings (losses)
	June 30, 2011			Three months ended June 30,		Six months ended June 30,
	Percentage ownership	Carrying value	Market value
				2011	2010	2011	2010
	dollar amounts in millions
Interactive Group
Expedia	25%	$753	$2,007	$35	$28	$48	$42
Capital Group
Sirius(a)	40%	$—	$5,665	$(1)	$8	$(8)	$—
Live Nation(b)	21%	$371	$449	$(22)	$—	$(45)	$—

(a)
As of June 30, 2011, the Sirius Preferred Stock had a market value of $5,665 million based on the value of the common stock into which it is convertible.

(b)
During June 2011 Liberty acquired an additional 5.5 million shares of Live Nation which put the ownership percentage greater than 20% of the outstanding voting shares. Due to the presumption that an entity with an ownership percentage greater than 20% has significant influence and no other factors would rebut that presumption the Company is accounting for the investment as an equity method affiliate. The Company has elected to record its share of earnings/losses for Live Nation on a three-month lag due to timelines considerations. Due to the relative insignificance of the share of losses for Live Nation in previous periods the Company has recorded their share of losses since the inception of the investment in the current year. Approximately $12 million of the losses recorded in the second quarter of 2011 relate to the prior years.

Notes to Attributed Financial Information (Continued)

(unaudited)

(4)
Debt attributed to the Interactive Group, the Starz Group and the Capital Group is comprised of the following:

	June 30, 2011
	Outstanding principal	Carrying value
	amounts in millions
Capital Group
Liberty bank facility	$750	750

Total attributed Capital Group debt	750	750

Interactive Group
5.7% Senior Notes due 2013	324	323
8.5% Senior Debentures due 2029	287	284
8.25% Senior Debentures due 2030	504	501
3.125% Exchangeable Senior Debentures Due 2023	1,138	1,363
4% Exchangeable Senior Debentures due 2029	469	260
3.75% Exchangeable Senior Debentures due 2030	460	256
3.5% Exchangeable Senior Debentures due 2031	488	324
3.25% Exchangeable Senior Debentures due 2031	531	458
QVC 7.125% Senior Secured Notes due 2017	500	500
QVC 7.5% Senior Secured Notes due 2019	1,000	985
QVC 7.375% Senior Secured Notes due 2020	500	500
QVC Bank Credit Facilities	611	611
Other subsidiary debt	65	65

Total attributed Interactive Group debt	6,877	6,430

Starz Group
Subsidiary debt	42	42

Total attributed Starz Group debt	42	42

Total debt	$7,669	7,222

(5)
Cash and stock-based compensation expense for our corporate employees has been allocated among the Interactive Group, the Starz Group and the Capital Group based on the estimated percentage of time spent providing services for each group. Other general and administrative expenses are charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Amounts allocated from the Capital Group to the Interactive Group and the Starz Group, including stock-based compensation, are as follows:

	Six months ended June 30,
	2011	2010
	amounts in millions
Interactive Group	$31	21
Starz Group	$10	9

Notes to Attributed Financial Information (Continued)

(unaudited)

  While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(6)
We have accounted for income taxes for the Interactive Group, the Starz Group and the Capital Group in the accompanying attributed financial information in a manner similar to a stand-alone company basis. To the extent this methodology differs from our tax sharing policy, differences have been reflected in the attributed net assets of the groups.

(7)
The Liberty Interactive common stock, the Liberty Starz common stock and the Liberty Capital common stock have voting and conversion rights under our amended charter. Following is a summary of those rights. Holders of Series A common stock of each group are entitled to one vote per share and holders of Series B common stock of each group are entitled to ten votes per share. Holders of Series C common stock of each group, if issued, will be entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock vote as a single class. In certain limited circumstances, the board may elect to seek the approval of only the holders of common stock related to our Interactive Group, our Starz Group or our Capital Group.

  At the option of the holder, each share of Series B common stock is convertible into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to one of our other groups.

QuickLinks

  Exhibit 99.1
Attributed Financial Information for Tracking Stock Groups
SUMMARY ATTRIBUTED FINANCIAL DATA
SUMMARY ATTRIBUTED FINANCIAL DATA (Continued)
SUMMARY ATTRIBUTED FINANCIAL DATA (Continued)
BALANCE SHEET INFORMATION June 30, 2011 (unaudited)
STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION Three months ended June 30, 2011 (unaudited)
STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION Three months ended June 30, 2010 (unaudited)
STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS INFORMATION Six months ended June 30, 2011 (unaudited)
STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS INFORMATION Six months ended June 30, 2010 (unaudited)
STATEMENT OF CASH FLOWS INFORMATION Six months ended June 30, 2011 (unaudited)
STATEMENT OF CASH FLOWS INFORMATION Six months ended June 30, 2010 (unaudited)
Notes to Attributed Financial Information (unaudited)